UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report   October 14, 2003

CAP ROCK ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

TEXAS	0-32667	75-2794300
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S Employer Identification No.)

500 West Wall Street, Suite 400, Midland, Texas		79701
(Address of Principal Executive Offices)		(Zip Code)

(432) 683-5422
(Registrant's Telephone Number, Including Area Code)

ITEM 5.                  OTHER EVENTS

Cap Rock Energy Corporation (“Cap Rock”) announced today that it has recently completed two transactions which will move it closer to accomplishing its goal of divesting itself of assets which are not related to retail electric distribution.   Since its conversion from an electric cooperative, Cap Rock's strategy has been to divest itself of investments and involvement in businesses outside of its core business of providing electric distribution services.  The transactions announced today are a major step toward accomplishing this goal.

Cap Rock's subsidiary, NewCorp Resources Electric Cooperative, Inc. (“NewCorp”) made a loan to United Fuel and Energy Corporation (“United Fuel”) with a current balance of approximately $11.7 million.  NewCorp was the borrower and Cap Rock a guarantor on a loan from a bank for the same amount that was used to fund the loan to United Fuel.  The note payable to the bank of $11.7 million was refinanced directly with United Fuel on October 10, 2003, thus extinguishing NewCorp's debt.  Cap Rock is a secondary guarantor on United Fuel's note to the bank for $3.5 million and is subrogated by the primary guarantors.  Cap Rock will be required under the new accounting literature (FIN45) to record the fair market value of its guarantee, which is expected to be minimal.  As a result, Cap Rock is no longer a primary party in this transaction.  In the near future, Cap Rock plans to sell the United Fuel stock it earned through its participation in the initial transaction.

 Another of these non-utility related investments included shares of stock in Map Resources, Inc. (“Map”), a minerals and royalty company.  On October 8, 2003, Cap Rock reached an agreement with Map to sell all of its shares to Map for $1,250,000, in exchange for a promissory note, due on or before October 8, 2004, with interest at 6% per annum.  The investment in oil and gas properties was begun by Cap Rock's predecessor, Cap Rock Electric Cooperative, Inc., in the early '90's.  The Map stock was the last remaining asset resulting from those investments.  The asset appreciated over the period of the investment and a loss of approximately $1 million was recognized on the sale. The cash invested in the initial purchase of the mineral interests was recouped through receipt of revenues, a note receivable, the conversion of the mineral interests to Map  stock and the subsequent sale of the Map stock.

NewCorp also owns interests in several real estate limited partnerships.  Negotiations are currently ongoing to sell these investments.  Once that is accomplished and the sale of the stock in United Fuel is completed, Cap Rock will have divested itself of most of its non-core business assets.  These transactions will also infuse Cap Rock with capital that will be used in its core business operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAP ROCK ENERGY CORPPORATION

October 14, 2003	By:	/s/ Lee D. Atkins
Lee D. Atkins
Senior Vice President and
Chief Financial Officer